    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2005

                                                     REGISTRATION NO. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            AMERISERV FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                                     25-1424278
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification No.)

                             MAIN & FRANKLIN STREETS
                                  P.O. BOX. 430
                            JOHNSTOWN, PA 15907-0430
                                 (814)-533-5300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                ALLAN R. DENNISON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 (814) 533-5300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                    COPY TO:
                           JEFFREY P. WALDRON, ESQUIRE
                               STEVENS & LEE, P.C.
                           620 FREEDOM BUSINESS CENTER
                                    SUITE 200
                                 P.O. BOX 62330
                            KING OF PRUSSIA, PA 19406
                                 (610) 205-6028

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SHARES                                           AMOUNT TO       OFFERING PRICE       AGGREGATE            AMOUNT OF
TO BE REGISTERED                                        BE REGISTERED      PER SHARE(1)    OFFERING PRICE(1)     REGISTRATION FEE
----------------                                        -------------   ----------------   ------------------    ----------------
Common Stock.......................................       2,367,760           $4.40          $10,418,144            $1,226.22

                             ----------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------
1 Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the common stock as reported on the Nasdaq Stock Market on October 11, 2005 in accordance with Rule 457 under the Securities Act of 1933.

================================================================================

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 14, 2005


                                   PROSPECTUS

                            AMERISERV FINANCIAL, INC.
                                2,367,760 SHARES
                    COMMON STOCK (PAR VALUE $2.50 PER SHARE)

                             ----------------------

     This prospectus relates to the proposed sale from time to time by selling shareholders of shares of common stock of AmeriServ Financial, Inc. The shares were originally issued and sold by AmeriServ Financial, Inc. in a private placement on September 29, 2005. This prospectus will be used by selling shareholders to resell their shares of the common stock.

     We will not receive any proceeds from the sale of the shares of common stock. Holders of the shares of our common stock may offer the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. Selling shareholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     Our common stock is listed on The Nasdaq Stock Market under the symbol "ASRV." The closing sales price of the common stock on October 13, 2005 was $4.40 per share.

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October __, 2005.

                          PROSPECTUS TABLE OF CONTENTS


IMPORTANT NOTICE TO READERS..................................................  1

FORWARD-LOOKING STATEMENTS...................................................  1

OUR COMPANY..................................................................  1

RECENT DEVELOPMENTS..........................................................  3

RISK FACTORS.................................................................  4

USE OF PROCEEDS..............................................................  9

SELLING SHAREHOLDERS......................................................... 10

PLAN OF DISTRIBUTION......................................................... 11

LEGAL MATTERS................................................................ 13

EXPERTS...................................................................... 14

INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................... 14

WHERE YOU CAN FIND MORE INFORMATION.......................................... 14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 15


                                      (i)

                           IMPORTANT NOTICE TO READERS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling shareholders may, from time to time, offer shares of our common stock owned by them pursuant to this registration statement. Each time the selling shareholders offer common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" for more information.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding our business strategy, market trends, and projected sources and uses of funds from operations are forward-looking statements. We cannot assure you that our expectations and assumptions will prove to be correct. These statements reflect our current views and are based upon certain assumptions. Actual results could differ materially from those anticipated as a result of a number of factors, including the factors discussed under the heading "Risk Factors" in this prospectus and in other documents we may file with the Securities and Exchange Commission. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Exchange Act contain such updates or revisions.


                                   OUR COMPANY

GENERAL

     We are a bank holding company, incorporated under the Pennsylvania Business Corporation Law. Our principal activities consist of owning and operating four wholly owned subsidiaries, AmeriServ Financial Bank (the Bank), AmeriServ Trust and Financial Services Company (the Trust Company), AmeriServ Associates, Inc. (AmeriServ Associates), and AmeriServ Life Insurance Company (AmeriServ Life). We and our subsidiaries derive substantially all of our income from banking and bank-related services. We function primarily as a coordinating and servicing unit for our subsidiaries in general management, accounting and taxes, loan review, auditing, investment accounting, marketing and insurance risk management.

     Our target market for banking services is Allegheny, Cambria, Centre, Somerset, and Westmoreland counties in southwest and central Pennsylvania. Our market for trust services includes this market area but also has a national focus with respect to its business of attracting union pension fund accounts. Our clients are primarily individuals, privately-owned businesses and, with respect to the Trust Company, union pension funds.

     At June 30, 2005, we had consolidated total assets, deposits, and shareholders' equity of $996.8 million, $691.7 million and $86.3 million, respectively. Our principal office is located at Main and Franklin Streets, Johnstown, Pennsylvania and our telephone number is (814) 533-5300. Our website address is http://www.ameriservfinancial.com. The information on our website is not part of this prospectus.

THE BANK

     The Bank is a state bank chartered under the Pennsylvania Banking Code of 1965, as amended. Through 22 locations in Allegheny, Cambria, Centre, Somerset and Westmoreland Counties, Pennsylvania, the Bank conducts a general banking business. It is a full-service bank offering both retail banking services and financial services to institutions. The Bank operates 23 automated bank teller machines (ATMs) through its 24-Hour Banking Network that is linked with STAR, a regional ATM network and CIRRUS, a national ATM network. The Bank also offers internet banking services and engages in the sale of annuities, mutual funds and insurance.

 THE TRUST COMPANY

     The Trust Company is a trust company organized under Pennsylvania law in October 1992. As one of the larger providers of trust and investment management products and services between Pittsburgh and Harrisburg, the Trust Company is committed to delivering personalized, professional service to its clients. Its staff of approximately 40 professionals administers assets valued at approximately $1.49 billion at June 30, 2005, and provides a wide spectrum of services, which include trust and estate administration, union collective investment funds (ERECT and BUILD Funds), pension, profit sharing, 401(k) and 403(b) plans, as well as custom designed accounts and non-qualified plans for special purposes. At June 30, 2005, the Trust Company had $1.49 billion in assets under management, and it had total assets of $2.0 million and total shareholder's equity of $1.5 million. The Trust Company is subject to regulation and supervision by the Federal Reserve Bank of Philadelphia (the Federal Reserve) and the Pennsylvania Department of Banking (the Department).

AMERISERV ASSOCIATES

     AmeriServ Associates is a registered investment advisory firm that administers investment portfolios, offers operational support systems and provides asset and liability management services to small and mid-sized financial institutions. At June 30, 2005, AmeriServ Associates had total assets of $279,000 and total shareholder's equity of $236,000.

AMERISERV LIFE

         AmeriServ Life is a captive insurance company organized under the laws of the State of Arizona. AmeriServ Life engages in underwriting as a reinsurer of credit life and disability insurance within our market area. Operations of AmeriServ Life are conducted in each office of the Bank. AmeriServ Life is subject to supervision and regulation by the Arizona Department of Insurance, the Pennsylvania Insurance Department, and the Federal Reserve. At June 30, 2005, AmeriServ Life had total assets of $1.6 million and total shareholder's equity of $1.2 million.

MEMORANDUM OF UNDERSTANDING

     On February 28, 2003, AmeriServ and the Bank entered into a Memorandum of Understanding (MOU) with the Federal Reserve and the Department. The principal requirements of the MOU require AmeriServ and the Bank to:

     -    improve credit quality and credit administration practices,

     -    improve data security and disaster recovery procedures,

     - make periodic reports to the Federal Reserve and the Department regarding compliance with the MOU, and

     - appoint an independent committee of the Board of Directors to monitor compliance with the MOU.

     The principal restrictions imposed by the MOU on AmeriServ and the Bank are that without the approval of the Federal Reserve and the Department:

     -    we and the Bank may not declare dividends,

     -    we may not repurchase any of our own stock, and

     - we cannot incur any debt other than in the ordinary course of business.

     The MOU will remain in effect until terminated or modified by the Federal Reserve and the Department. We have been informed by the Federal Reserve and the Department that we are in full compliance with the terms of the MOU.

                               RECENT DEVELOPMENTS

OUR RECENT FINANCINGS AND USE OF PROCEEDS

     We completed a private placement of our common stock on September 29, 2005. Gross proceeds to us were $10.3 million prior to deducting expenses payable of approximately $1.1 million, which included selling commissions of $640,000. We used or expect to use the net proceeds of this offering as follows:

     - We contributed approximately $1.0 million to the Bank. This replenished the capital of the Bank, which was reduced by approximately $10.5 million because the Bank deleveraged its balance sheet by selling investment securities and using the proceeds to repay all $100.0 million of remaining long-term Federal Home Loan Bank convertible advances and terminated prior to maturity two related interest rate swaps that hedged these advances. The Bank incurred a loss on the sale of securities to fund this prepayment and incurred prepayment penalties as a result of both the prepayment and the termination prior to maturity of the interest rate swaps, all of which, in the aggregate, totaled approximately $10.5 million, after tax;

     - We contributed approximately $1.0 million to the Trust Company, which has experienced strong growth and which benefited from additional capital to support further growth; and

     - We will redeem approximately $7.2 million of our guaranteed junior subordinated deferrable interest debentures that collateralized a like amount of trust preferred securities issued by AmeriServ Capital Trust I, a special purpose entity formed for the purpose of issuing trust preferred securities. This will result in the write-off of approximately $140,000, after tax, in deferred issuance costs;

     Pending these uses, we intend to invest proceeds in money market funds and short-term, investment-grade, interest-bearing securities.

                                  RISK FACTORS

     Investors should carefully consider the risks described below before investing in our common stock. The risks described below are not the only ones facing AmeriServ. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

WE ARE SUBJECT TO THE MOU, WHICH IMPOSES RESTRICTIONS ON OUR OPERATIONS THAT MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We signed the MOU with the Federal Reserve and the Department, which imposes restrictions on the payment of dividends and a number of other restrictions. In addition to the restrictions on payment of dividends, the MOU does not permit us to redeem any of our stock or incur any additional debt other than in the ordinary course of business, in each case, without the prior written approval of the Federal Reserve and the Department.

     Other provisions of the MOU require us to:

     -    improve credit quality and credit administration practices,

     -    improve data security and disaster recovery procedures,

     - make periodic reports to the Federal Reserve and the Department regarding compliance with the MOU, and

     - appoint a committee of independent directors to monitor compliance with the MOU.

     The MOU will remain in effect until modified or terminated by the Federal Reserve and the Department. We have been informed by the Federal Reserve and the Department that we are in full compliance with the terms of the MOU, but we cannot predict when or if the MOU will be terminated.

RESTRUCTURING STEPS WE TOOK IN 2004 IN CONNECTION WITH THE 2004 PRIVATE PLACEMENT OF OUR COMMON STOCK CAUSED US TO INCUR A SIGNIFICANT LOSS IN 2004.

     As a result of our 2004 private placement of common stock, we were able to take the following steps to begin to address the structural impediments we face:

     - We used $15.3 million of the net proceeds to redeem a portion of our guaranteed junior subordinated deferrable interest debentures. This resulted in the write-off of approximately $300,000, after tax, in deferred issuance costs.

     - The Bank prepaid approximately $125.0 million of primarily long-term Federal Home Loan Bank advances. These prepayments were funded through the sale of investment securities and cash flow from prepayments and normal amortization of mortgage backed securities. As a result of this prepayment, the Bank incurred prepayment penalties of approximately $8.4 million, after tax, and losses on sales of securities of approximately $400,000, after tax.

     - The Bank sold its remaining mortgage servicing rights held by Standard Mortgage Company of Georgia (SMC) and began the process of closing SMC, which was completed in the second quarter of 2005. The sale of the servicing rights and the closure of SMC resulted in a charge of approximately $800,000, after tax, consisting principally of losses on the sale of the servicing portfolio and severance expenses. An additional net loss of $139,000 was incurred in the first six months of 2005 with respect to the closure of SMC, which principally included lease termination expenses.

     The purpose of these restructuring steps was to improve our performance in future periods, but the short-term result of these and certain other restructuring measures was an after tax charge of approximately $10.0 million. This resulted in a consolidated loss in 2004 of $9.7 million.

FAILURE TO SUCCESSFULLY EXECUTE OUR TURNAROUND STRATEGY WOULD ADVERSELY AFFECT FUTURE EARNINGS.

     At the end of 2003, we adopted a turnaround strategy that consisted of three distinct elements. These were:

     - In 2003, stabilizing AmeriServ and taking immediate steps to eliminate or minimize those risk elements that posed a threat to our survival;

     - In 2004, initiating steps to eliminate the three structural impediments to sustainable, improved earnings; and

     - Articulating and executing, over the long-term, a strategy centered on community banking and continued expansion of our successful trust business that is intended to produce consistent future earnings.

     We believe we accomplished the first element of this turnaround strategy. Our 2004 private placement was a significant initial step toward achieving the second goal and our recent offering substantially furthers this process. The final element of our turnaround strategy requires sustained execution of our business plan. If we are unable to achieve the last element of our turnaround strategy, our financial condition and results of operations will not dramatically improve and may deteriorate.

WEAK LOAN GROWTH MAY HINDER OUR ABILITY TO IMPROVE EARNINGS PERFORMANCE.

     In 2003, our Board of Directors articulated a strategy predicated upon a return to traditional community banking. In order to improve our performance in accordance with this strategy, we must increase our average balance of quality loans. However, our market area is characterized by an aging and declining population base and comparatively weak economic growth. Despite these unattractive fundamentals, our market also is highly competitive. Accordingly, throughout 2005, loan originations have been less than we projected. Unless loan originations increase, our earnings performance may not improve to the degree we have planned.

AFTER OUR RECENT PRIVATE PLACEMENT WE STILL HAVE APPROXIMATELY $12 MILLION OF HIGH COST DEBT OUTSTANDING.

     The private placement provided sufficient capital to permit us to incur the costs associated with repaying all $100 million of remaining long-term FHLB convertible advances and terminating prior to maturity related interest rate swaps that hedged these borrowings. However, the net proceeds of the offering will permit us to redeem only up to $7.2 million of our $19.2 million in outstanding debentures. Therefore, we will continue to bear the high debt service costs associated with approximately $12.0 million of debentures bearing interest at the rate of 8.45% per annum.

RESTRUCTURING STEPS WE ARE TAKING WILL CAUSE US TO INCUR A SIGNIFICANT LOSS IN 2005.

     The following things occurred in the third quarter of 2005 or are expected to occur in the fourth quarter of 2005:

     - The Bank prepaid all $100.0 million of remaining long-term Federal Home Loan Bank convertible advances, which bear interest at a rate of 6% and mature in 2010. As a result of this prepayment, the Bank incurred losses on the sale of securities to fund the prepayment and related prepayment penalties of approximately $10,5 million, after tax.

     - We will use $7.2 million of the net proceeds from our recent private placement to redeem a portion of our guaranteed junior subordinated deferrable interest debentures. This will result in the write-off of approximately $140,000 after tax, in deferred issuance costs.

     The result of these steps will be that we will incur a consolidated loss in 2005.

WE HAVE FILED AN AMENDMENT TO OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 AND THIS MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     Subsequent to the issuance of AmeriServ's 2004 consolidated financial statements, we determined that certain misclassifications existed in the consolidated statements of cash flows relating to the presentation of cash flows from discontinued operations as a single line presentation rather than within the categories of operating, investing and financing activities. Accordingly, amounts on our consolidated statements of cash flows for the years ended December 31, 2004, 2003 and 2002, have been restated to appropriately classify cash flows from discontinued operations as either operating, investing or financing activities. We filed an Annual Report on Form 10-K/A that amends the Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The purpose of this amendment was to include the restated financial statements (including a new footnote 28 regarding the restatement) and to make other conforming minor changes. Other changes in the Form 10-K/A consist of:

     - explanatory statements in the introduction to Management's Discussion of Financial Condition and Results of Operations section (MD&A) that alert the reader to the fact that the statement of cash flows has been restated;

     -    updating certifications of officers and mention of the restatement in
          Item 9A of the Form 10-K/A relating to Controls and Procedures;

     - a conforming change to the Liquidity section of MD&A that changes a reference to cash provided by investing activities in 2004 from $124 million to $125 million; and.

     -    changing prior references to Form 10-K to references to Form 10-K/A

     The filing of restated financial statements may be perceived negatively by investors and could have an adverse effect on the price of our common stock.

IF WE FAIL TO COMPLY WITH THE MOU OR OUR FINANCIAL CONDITION DETERIORATES, WE MAY BE SUBJECT TO ADDITIONAL ENFORCEMENT ACTION.

     An MOU is an enforcement action that the Federal Reserve and the Department impose on companies under their regulatory authority. An MOU is more severe than a request that a company adopt a board resolution to effect some corrective action, but it is less severe than a formal written enforcement agreement or a cease and desist order. We have been informed by the Federal Reserve and the Department that we are in full compliance with the terms of the MOU, but if we fail to comply with the MOU in the future or our financial condition deteriorates in the opinion of the Federal Reserve or the Department, these regulators could impose more severe enforcement sanctions.

AMERISERV OPERATES UNDER SIGNIFICANT LIQUIDITY CONSTRAINTS AND MAY DO SO IN THE FUTURE BECAUSE OF PLANNED LOSSES AT THE BANK.

     We believe we need to improve our liquidity. The payment of dividends by the Bank to us is a primary source of funding for us and is also the principal source of funds for us to pay dividends to our shareholders. Under federal banking law, the Bank may only pay dividends out of accumulated earnings for the current year and the prior two calendar years. Because the Bank incurred $2.6 million in losses in 2002, the Bank's ability to pay dividends to us was eliminated. Because of the restructuring undertaken in 2004, the Bank incurred an additional loss of $8.0 million, which extended the date on which the Bank's dividend authority could be restored. Furthermore, we expect that the Bank will incur a loss in 2005 as a result of restructuring steps the Bank is taking. This will further extend the date on which the Bank's dividend authority will be restored. Finally, under the MOU, any dividend payment requires the prior approval of the Federal Reserve and the Department. As a consequence, we have relied on dividends from non-bank subsidiaries, a tax refund, inter-company tax payments, $3.2 million of retained proceeds from the 2004 private placement, and other short-term solutions to provide the cash needed to make interest payments on the debentures. We believe we have sufficient cash on hand at the holding company and from these alternative sources to make dividend payments on the debentures until the Bank's dividend authority is restored, which we believe will occur no later than the first quarter of 2008 if the MOU is terminated and the Bank does not suffer future losses. However, we cannot assure you that the MOU will be terminated, or that the Bank's dividend authority will be restored. Moreover, we have no significant secondary sources of liquidity such as lines of credit. If the Bank's dividend authority is not restored or we are unable to develop meaningful secondary sources of liquidity, we may not be able to improve our liquidity.

WE HAVE UNIONIZED EMPLOYEES, WHICH INCREASES OUR COSTS AND MAY DETER ANY ACQUISITION PROPOSAL.

     The Bank is party to a collective bargaining agreement with the United Steelworkers of America, which represents approximately 60% of our employees. A new three year agreement was executed in October 2004. As a result of provisions in the contract, generally known as work rules, we sometimes cannot take steps that would reduce our operating costs. Furthermore, to our knowledge, we are one of only 13 unionized banking institutions in the United States. The banking industry is a consolidating industry in which acquisitions are frequent. However, some banking institutions may be reluctant to buy a unionized bank because of a perception that operating costs may be higher or that it could result in unionization of its work force. Therefore, our stock price may be adversely affected because investors may conclude that there is a reduced likelihood that we will be acquired.

WE WILL INCUR SIGNIFICANT EXPENSE TO COMPLY WITH A PROVISION OF THE SARBANES-OXLEY ACT OF 2002.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires all public companies to prepare a report stating their responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting and to make an assessment of the internal control structure and procedures for financial reporting. The independent registered public accounting firm of each public company must also attest to, and report on, management's assessment of its internal controls. We become subject to Section 404 for the fiscal year ended December 31, 2005. We estimate that the initial external, pre-tax cost of complying with this new requirement will be approximately $600,000 to $800,000, substantially all of which will be incurred in 2005. This expense is significant relative to our 2005 earnings.

A SIGNIFICANT PORTION OF OUR TRUST BUSINESS IS DEPENDENT ON A UNION CLIENT BASE.

     In an effort to capitalize on the Bank's union affiliation, our Trust Company operates two funds, the ERECT Fund and the BUILD Fund, that seek to attract investment from union pension funds. These funds then use the investments to make loans on construction projects that use union labor. At June 30, 2005, approximately $340.3 million was invested by unions in the ERECT and BUILD Funds. This represents approximately 22.9% of the total assets under management held by the Trust Company. Therefore, the Trust Company is dependent on a discrete union client base for a significant portion of its assets under management and its resulting revenue and net income.

CHANGES IN INTEREST RATES COULD REDUCE OUR INCOME, CASH FLOWS AND ASSET VALUES.

     Our income and cash flows and the value of our assets depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits and borrowings, but also will affect our ability to originate loans and obtain deposits and the value of our investment portfolio. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

BECAUSE OUR OPERATIONS ARE CONCENTRATED IN CAMBRIA AND SOMERSET COUNTIES, PENNSYLVANIA, WE ARE SUBJECT TO ECONOMIC CONDITIONS IN THIS AREA, WHICH TYPICALLY LAG BEHIND ECONOMIC ACTIVITY IN OTHER AREAS.

     Our loan and deposit activities are largely based in Cambria and Somerset Counties, Pennsylvania. As a result, our financial performance will depend largely upon economic conditions in this area. Economic activity in this geographic market generally lags behind the economic activity in Pennsylvania and the nation. Similarly, unemployment in this market area is typically higher than the unemployment rate in Pennsylvania and the nation. Adverse local economic conditions could cause us to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which could adversely affect our profitability.

WE ARE SUBJECT TO LENDING RISKS.

     There are risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid and changes in the national economy or the economy of our regional market that affect the ability of our borrowers to repay their loans or the value of the collateral securing these loans.

     At June 30, 2005, 57.5% of our net loan portfolio consisted of commercial and commercial mortgage loans, including construction loans. Commercial loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans also are typically larger than residential real estate loans and consumer loans. Because our loan portfolio contains a significant number of commercial, construction and commercial mortgage loans with relatively large balances, the deterioration of one or a few of these loans would cause a significant increase in nonperforming loans. An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in our provision for loan losses and an increase in loan charge-offs.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES OR IF WE ARE REQUIRED TO INCREASE OUR ALLOWANCE.

     Despite our underwriting criteria, we may experience loan delinquencies and losses for reasons beyond our control, such as general economic conditions. At June 30, 2005, we had nonperforming assets equal to 0.64% of total loans, and loans held for sale, net of unearned income and other real estate owned; we expect that the ratio at September 30, 2005 will be similar. In order to absorb losses associated with nonperforming assets, we maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Determination of the allowance inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. We may be required to increase our allowance for loan losses for any of several reasons. State and federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may request that we increase our allowance for loan losses. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance. In addition, if charge-offs in future periods exceed our allowance for loan losses, we will need additional increases in our allowance for loan losses. Any increases in our allowance for loan losses will result in a decrease in our net income and, possibly, our capital, and may materially affect our results of operations in the period in which the allowance is increased.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO COMPETE EFFECTIVELY IN A HIGHLY COMPETITIVE MARKET AND GEOGRAPHIC AREA.

     We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, insurance companies and money market mutual funds. There is very strong competition among financial services providers in our principal service area. Due to their size, many competitors can achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

     We believe that our ability to compete successfully depends on a number of factors, including:

     - our ability to build upon existing customer relationships and market position;

     -    competitors' interest rates and service fees;

     -    the scope of our products and services;

     - the relevance of our products and services to customer needs and demands and the rate at which we and our competitors introduce them;

     -    satisfaction of our customers with our customer service; and

     -    industry and general economic trends.

     If we experience difficulty in any of these areas, our competitive position could be materially adversely affected, which will affect our growth and profitability.

     Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on federally insured financial institutions. As a result, those nonbank competitors may be able to access funding and provide various services more easily or at less cost than we can, adversely affecting our ability to compete effectively.

ENVIRONMENTAL LIABILITY ASSOCIATED WITH LENDING ACTIVITIES COULD RESULT IN
LOSSES.

     In the course of our business, we may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION.

     We are subject to extensive federal and state banking regulation and supervision. Banking regulations are intended primarily to protect our depositors' funds and the federal deposit insurance funds, not shareholders. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. Our failure to meet minimum capital requirements will result in the imposition of limitations on our operations that would adversely impact our operations and could, if capital levels drop significantly, result in our being required to cease operations. Changes in governing law, regulations or regulatory practices could impose additional costs on us or adversely affect our ability to obtain deposits or make loans and, as a consequence, our revenues and profitability.

AN INVESTMENT IN OUR COMMON STOCK IS NOT AN INSURED DEPOSIT.

     Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, commonly referred to as the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus and the documents incorporated by reference herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

FEDERAL AND STATE BANKING LAWS, OUR ARTICLES OF INCORPORATION AND OUR BY-LAWS MAY HAVE AN ANTI-TAKEOVER EFFECT.

     Federal law imposes restrictions, including regulatory approval requirements, on persons seeking to acquire control over us. Pennsylvania law also has provisions that may have an anti-takeover effect. In addition, our articles of incorporation and bylaws permit our board of directors to issue, without shareholder approval, preferred stock and additional shares of common stock that could adversely affect the voting power and other rights of existing common shareholders.

                                 USE OF PROCEEDS

     We will receive no proceeds from the sale of the shares of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

     We originally issued the shares of common stock to the selling shareholders in a private placement that closed on September 29, 2005. Selling shareholders may offer and sell the shares of common stock they purchased in that private placement pursuant to this prospectus.

     The following table sets forth information as of September 29, 2005 about the amount of common stock beneficially owned by each selling shareholder and the amount of such common stock that may be offered using this prospectus.

     Except as set forth below, each of the selling shareholders has represented to us that it is not, nor is it affiliated with, a registered broker-dealer.

                                                                   NUMBER OF SHARES    MAXIMUM        PERCENTAGE OF COMMON
                                                                   BENEFICIALLY        NUMBER OF      STOCK BENEFICIALLY
                                                                   OWNED PRIOR TO      SHARES BEING   OWNED AFTER THE
NAME AND ADDRESS OF SELLING SHAREHOLDER                            OFFERING(1)         OFFERED        OFFERING(2)
---------------------------------------                            ----------------    ------------   --------------------
First Financial Fund, Inc. (nominee: Hare & Co.)(3)                       541,900           73,900          2.1%
c/o Wellington Management Company, LLP
75 State Street
Boston, MA  02109
Attention:  Gina DiMento

Bay Pond Partners, L.P. (3)                                               573,642          118,500          2.1%
c/o Wellington Management Company, LLP
75 State Street
Boston, MA  02109
Attention:  Gina DiMento

Bay Pond Investors (Bermuda) L.P. (3)                                     176,300           37,600            *
c/o Wellington Management Company, LLP
75 State Street
Boston, MA  02109
Attention:  Gina DiMento

Crestview Capital Master, LLC (4)                                       1,177,760        1,177,760            *
95 Revere Drive, Suite A
Northbrook, IL  60062

Heartland Value Fund c/o Brown Brothers Harriman (5)                    1,000,000          500,000          2.2%
Brown Brothers Harriman & Co.
140 Broadway Street
New York, NY  10005-1101

Radcliffe SPC, Ltd for and on behalf of the Class A Convertible           115,000          115,000            *
Crossover Segregated Portfolio (6)
c/o RG Capital Management, L.P.
3 Bala Plaza East, Suite 501
Bala Cynwyd, PA  19004

Financial Stocks Capital Partners III L.P. (7)                          2,180,000          230,000          8.8%
441 Vine Street, Suite 507
Cincinnati, Ohio 45202

LB I Group Inc. (8)                                                     1,045,000          115,000          4.2%
c/o William M. Yelsits
Lehman Brothers
399 Park Ave., 9th Floor
New York, NY 10022

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Assumes all shares offered hereby are sold.

(3) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(4) Stewart Flink, Robert Hoyt and Daniel Warsh have the power to vote and/or dispose of these shares. Crestview Capital Master, LLC is an affiliate of Dillon Capital, Inc., a registered broker-dealer. Crestview Capital Master, LLC has represented to us that it purchased the shares in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, direct or indirect, with any person to distribute the shares.

(5) Heartland Advisers, Inc., a registered investment advisor, has the power to vote and/or dispose of these shares. Heartland Value Fund is an affiliate of Heartland Investor Services, LLC, a registered broker-dealer. Heartland Value Fund has represented to us that it purchased the shares in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, direct or indirect, with any person to distribute the shares.

(6) Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio

(7) Steven N. Stein and John M. Stein have the power to vote and/or dispose of these shares through their control of the general partner of Financial Stocks Capital Partners III L.P.

(8) Henry Klein has the power to vote and/or dispose of these shares. LB I Group Inc. is an affiliate of Lehman Brothers Inc., a registered broker-dealer. LB I Group Inc. has represented to us that it purchased the shares in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, direct or indirect, with any person to distribute the shares. Lehman Brothers Inc. served as AmeriServ's exclusive placement agent in connection with the initial sale of the shares offered hereby and received a commission, paid in cash, therefor.

* Represents less than 1% of outstanding common stock.


     We prepared this table based on the information supplied to us by the selling shareholders named in the table, and we have not sought to verify such information. No selling shareholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates (other than the purchase of the shares of common stock from us) during the past three years except that Lehman Brothers Inc., an affiliate of one of the selling shareholders, served as our exclusive placement agent in connection with the initial sale of the shares offered hereby and received a commission, paid in cash, therefor. Ownership information about the selling shareholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

     Because the selling shareholders may offer all or some of their shares of common stock from time to time, we cannot estimate the amount of shares of common stock that will be held by the selling shareholders upon the termination of any particular offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The shares of common stock may be sold from time to time to purchasers:

     - directly by the selling shareholders or their pledgees, donees, transferees or successors in interest (all of whom may be selling shareholders); or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares of common stock.

     The selling shareholders and any such broker-dealers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters." As a result, any profits on the sale of shares of the common stock by selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The shares of common stock may be sold in one or more transactions at:

     -    fixed prices;

     -    prevailing market prices at the time of sale;

     -    varying prices determined at the time of sale; or

     -    negotiated prices.

     The selling shareholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including in the over-the-counter market, in privately negotiated transactions or otherwise. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

     - exchange distributions in accordance with the rules of any stock exchange on which the securities are listed;

     - ordinary brokerage transactions and transactions in which the broker solicits purchases;

     -    privately negotiated transactions;

     -    in connection with short sales;

     - through the writing of options on the securities, whether or not the options are listed on an options exchange;

     - through the distribution of the securities by the selling shareholders to their partners, members or stockholders/shareholders;

     - one or more underwritten offerings on a firm commitment or best efforts basis;

     -    derivative or other hedging transactions;

     -    loan or pledge transactions;

     - pursuant to Rule 144 or Section 4(1) of the Securities Act of 1933, to the extent available; and

     -    any combination of any of these methods of sale.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as agents of selling shareholders. Broker-dealers may agree with selling shareholders to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for selling shareholders, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     In connection with the sale of the shares of common stock, the selling shareholders may enter into hedging transactions with broker-dealers. These broker- dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The selling shareholders may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge the shares of common stock to broker-dealers that, in turn, may sell the shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholders. Selling shareholders may decide not to sell all or a portion of the shares of common stock offered by them pursuant to this prospectus or may decide not to sell the common stock under this prospectus. In addition, any selling shareholder may transfer, devise or give the shares of common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus. Our common stock is listed on The Nasdaq Stock Market under the trading symbol "ASRV."

     The selling shareholders and any other persons participating in the distribution of the shares of common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the underlying common stock by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of common stock and the ability to engage in market-making activities with respect to the shares of common stock.

     Under the Purchase Agreement that is an exhibit to the registration statement of which this prospectus is a part, we agreed to use our best efforts to keep the registration statement effective until the earliest of:

     - two years after the date of the original issuance of the shares of common stock pursuant to the Purchase Agreement;

     - the date when the purchasers pursuant to the Purchase Agreement are able to sell the shares of common stock immediately without restriction pursuant to Rule 144(k) under the Securities Act; and

     - the date when all of the common stock purchased by the purchasers pursuant to the Purchase Agreement has been sold pursuant to the registration statement or Rule 144.

     Under the Purchase Agreement, we and the selling shareholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay all of the expenses incidental to our performance of or compliance with the Purchase Agreement, including all registration and filing fees and printing expenses.

                                  LEGAL MATTERS

     Stevens & Lee, P.C., Valley Forge, Pennsylvania, will pass upon the validity of the shares of common stock being offered under this prospectus.

                                     EXPERTS

     The financial statements for the years ended December 31, 2004 and 2003 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in
Note 28), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for (i) indemnification of our directors, officers, employees and agents and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a registration statement on Form S-3, which we filed with the Securities and Exchange Commission ("SEC") under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC's public reference facilities described below.

     We are subject to the informational requirements of the Exchange Act and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC's web site (http://www.sec.gov) and our web site (http://www.ameriservfinancial.com).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which we have filed with the SEC, are incorporated herein by reference:

(a) Our Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2004, filed on September 7, 2005.

(b) Our Proxy Statement for our Annual Meeting of Shareholders held April 26, 2005, filed on March 16, 2005.

(c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005.

(d) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 11, 2005.

(e) Our Current Reports on Form 8-K, dated January 26, 2005 and September 27, 2005.

(f) The description of our common stock contained in post-effective amendment no. 3 to our registration statement on Form S-3 (Reg. No. 33-56604) filed on December 4, 1997.

     All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

     This prospectus incorporates documents by reference that are not presented herein or delivered with this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Jeffrey S. Stopko, Chief Financial Officer at AmeriServ Financial, Inc., Main and Franklin Streets, Johnstown, Pennsylvania 15907. Our telephone number is (814) 533-5300 and our website is located at www.ameriservfinancial.com. Information on our website is not incorporated by reference into this prospectus.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement. No portion of these fees will be borne by the selling shareholders.

SEC registration fee................................................  $ 1,226.22
Printing, shipping & engraving expenses.............................    5,000.00
Legal fees and expenses.............................................   10,000.00
Accounting fees and expenses........................................   25,000.00
Miscellaneous expenses..............................................      500.00
Total...............................................................  $41,726.22

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for (i) indemnification of our directors, officers, employees and agents and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
-------     ----------------------
3.1         Articles of Incorporation, as amended on January 5, 2005 (Incorporated by reference to Exhibit 3.1 to 2004 Form
            10-K/A filed on September 7, 2005).

3.2         Bylaws, as amended and restated on January 26, 2005 (Incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 26, 2005).

4.1         Specimen Common Stock Certificate for shares of common stock, par value $2.50 per share  (Incorporated by reference to Exhibit 4.1 to Form S-3 filed on December 13, 2004).

4.2 Form of Stock Purchase Agreement dated as of September 26, 2005 among AmeriServ Financial, Inc. and the Purchasers named therein
            (Incorporated by reference to Exhibit 99.2 to Current Report on Form
            8-K filed September 27, 2005).

5.1         Opinion of Stevens & Lee, P.C.

23.1        Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2        Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).

24.1        Power of Attorney (included on the Signature Page).

-------------------
Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-11204.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Johnstown, Commonwealth of Pennsylvania, on October 13, 2005.


                                           AMERISERV FINANCIAL, INC.
                                           By:  /s/ Allan R. Dennison
                                              -----------------------------
                                              Allan R. Dennison, President
                                              and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allan R. Dennison, Jeffrey A. Stopko and Jeffrey P. Waldron, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                     TITLE                                                       DATE
                    ---------                     -----                                                       ----
                                                  President and Chief Executive Officer
/s/ Allan R. Dennison                             (Principal Executive Officer) and Director             October 13, 2005
--------------------------------------------
    Allan R. Dennison
                                                  Chief Financial Officer (Principal Financial and
/s/ Jeffrey A. Stopko                             Accounting Officer)                                    October 13, 2005
--------------------------------------------
   Jeffrey A. Stopko

/s/ Michael Adams, Jr.                            Director                                               October 13, 2005
--------------------------------------------
   Michael Adams, Jr.

/s/ Edward J. Cernic, Jr.                         Director                                               October 13, 2005
--------------------------------------------
   Edward J. Cernic, Jr.

/s/ Daniel R. DeVos                               Director                                               October 13, 2005
--------------------------------------------
    Daniel R. DeVos

/s/ James C. Dewar                                Director                                               October 13, 2005
--------------------------------------------
   James C. Dewar

                                                  Director                                               October ____, 2005
--------------------------------------------
   Bruce E. Duke, III

/s/ James M. Edwards, Sr.                         Director                                               October 13, 2005
--------------------------------------------
    James M. Edwards, Sr.

/s/ Craig G. Ford                                 Director and Chairman of the Board                     October 13, 2005
--------------------------------------------
    Craig G. Ford

                    SIGNATURE                     TITLE                                                       DATE
                    ---------                     -----                                                       ----


/s/ Kim W. Kunkle                                 Director                                               October 13, 2005
--------------------------------------------
    Kim W. Kunkle

/s/ Margaret A. O'Malley                          Director                                               October 13, 2005
--------------------------------------------
   Margaret A. O'Malley

/s/ Very Rev. Christian R. Oravec                 Director                                               October 13, 2005
--------------------------------------------
    Very Rev. Christian R. Oravec

/s/ Mark E. Pasquerilla                           Director                                               October 13, 2005
--------------------------------------------
   Mark E. Pasquerilla

/s/ Howard M. Picking, III                        Director                                               October 13, 2005
--------------------------------------------
    Howard M. Picking, III

/s/ Sara A. Sargent                               Director                                               October 13, 2005
--------------------------------------------
   Sara A. Sargent

/s/ Thomas C. Slater                              Director                                               October 13, 2005
--------------------------------------------
    Thomas C. Slater

                                                  Director                                               October ____, 2005
--------------------------------------------
   Robert L. Wise

                                  EXHIBIT INDEX


EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
-------     ----------------------
3.1         Articles of Incorporation, as amended on January 5, 2005 (Incorporated by reference to Exhibit 3.1 to 2004 Form
            10-K/A filed on September 7, 2005).

3.2         Bylaws, as amended and restated on January 26, 2005 (Incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 26, 2005).

4.1         Specimen Common Stock Certificate for shares of common stock, par value $2.50 per share  (Incorporated by reference to Exhibit 4.1 to Form S-3 filed on December 13, 2004).

4.2 Form of Stock Purchase Agreement dated as of September 26, 2005 among AmeriServ Financial, Inc. and the Purchasers named therein
            (Incorporated by reference to Exhibit 99.2 to Current Report on Form
            8-K filed September 27, 2005).

5.1         Opinion of Stevens & Lee, P.C.

23.1        Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2        Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).

24.1        Power of Attorney  (included on the Signature Page).

-------------------
Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-11204.